Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS SECOND QUARTER EARNINGS

NAPLES, FLORIDA (July 25, 2006) Health Management Associates, Inc. (NYSE: HMA) (“HMA” or the “Company”) announced today that its earnings per share (diluted) and income from continuing operations for the second quarter ended June 30, 2006 were $0.32 and $77.1 million, respectively, on total revenue of $1,022.0 million. Relative to the same quarter a year ago, HMA’s results for the second quarter includes approximately $0.01 diluted earnings per share of additional expense related to an increase in stock-based compensation, and approximately $0.02 per diluted share of additional interest expense related to the refinancing of the Company’s 2022 convertible notes and borrowings at higher interest rates on its line of credit.

HMA’s quarterly results do not include business interruption insurance proceeds or gains from insurance recoveries related to Hurricane Katrina’s impact on HMA’s Biloxi Regional Medical Center, located in Biloxi, Mississippi, compared to approximately $4.1 million of insurance claim recoveries received by HMA for renovations and equipment replacement recorded in “Gains on sales of assets and insurance recoveries,” in the same period a year ago and related to Hurricane Charley’s impact on HMA’s Charlotte Regional Medical Center, located in Punta Gorda, Florida.

On October 1, 2005, HMA adopted Financial Accounting Standards Board Statement No. 123(R), Share Based Payment, which requires the expensing of stock options and other share-based payments. HMA’s results for the second quarter include approximately $4.7 million of salaries and benefits expense related to stock-based compensation, representing an impact of approximately $0.01 per diluted share.

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Health Management Associates, Inc./Page 2

Net patient service revenue from continuing operations at hospitals owned and operated by HMA for one year or more increased 4.1% during the second quarter compared to the same quarter in the prior year. Factors contributing to HMA’s revenue growth from continuing operations during the second quarter included a 0.2% increase in emergency room visits, a 0.5% increase in same hospital surgeries and a 4.2% increase in same hospital net revenue per adjusted admission. Same hospital admissions from continuing operations for the second quarter declined 1.1%, and same hospital adjusted admissions from continuing operations declined 0.1%, in each case compared to the same quarter a year ago. Total revenue increased 8.2%, total admissions grew 2.8%, adjusted admissions grew 4.7% and total surgeries increased 4.4% in the second quarter, in each case as compared to the same quarter a year ago, reflecting the admissions contribution from hospitals acquired by HMA during the twelve months ended June 30, 2006.

HMA’s same hospital EBITDA margins for the second quarter were 19.9% compared to 22.7% in the same period a year ago. A table reconciling EBITDA to GAAP follows the financial statements included with this press release. For the second quarter, cash flow from operations was $135.9 million, which includes cash interest and cash tax payments aggregating $85.5 million.

During the second quarter ended June 30, 2006, the results from HMA’s Williamson Memorial Hospital in Williamson, West Virginia were accounted for as assets held-for-sale and the prior periods have been restated. After tax income from assets held-for-sale totaled $160,000 during the second quarter.

For the six months ended June 30, 2006, net revenue was $2,054.7 million, a 10.9% increase compared to the same period a year ago. Earnings per share (diluted) and income from continuing operations for the six months were $0.68 and $163.9 million, respectively.

Bad debt expense from continuing operations, as a percentage of total revenue, for the second quarter was 8.9% compared with 11.1% in the same period a year ago. The prior year period included an increase of $35.3 million of bad debt expense related to an enhancement in HMA’s bad debt reserve policy. Absent this additional expense, bad debt expense as a percent of net revenue would have been 7.4% in the period ended June 30, 2005. HMA’s charity care/indigent write offs were 4.1% of gross revenue for the second quarter compared to 4.4% in the same quarter a year ago. On a continuing same hospital basis, uninsured admissions totaled approximately 7.5% of total admissions for the second quarter, a 100 basis point sequential increase when compared to the quarter ended March 31, 2006. HMA believes that the presence of a local business office at each of its hospitals helps improve billing accuracy, collection results, and quality. Up-front collection efforts continued to improve, as HMA’s business office personnel continued to remain focused on collecting payments for both outpatient and inpatient services. Days sales outstanding were 66 days as of June 30, 2006, compared to 65 days as of June 30, 2005.

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Health Management Associates, Inc./Page 3

As previously announced, on July 24, 2006, HMA signed a definitive agreement with Shiloh Health Services, Inc. to sell three acute care hospitals that it believes no longer fit within its strategic plan. The acute care hospitals being sold include the Summit Medical Center, located in Van Buren, Arkansas; the Southwest Regional Medical Center, located in Little Rock, Arkansas; and Williamson Memorial Hospital, located in Williamson, West Virginia. This transaction is expected to be completed by November 1, 2006.

In addition, HMA recently signed a definitive agreement to enter into a joint venture with several physicians to own and operate a cardiac catheterization program serving a strategic market in Mississippi. The execution of this agreement is consistent with HMA’s strategy to enter into more collaborative relationships with physicians in select areas.

As previously announced on June 30, 2006, HMA amended the terms of the indenture governing its $575 million of 1.50% Convertible Senior Subordinated Notes due 2023. Pursuant to the original indenture, HMA is required to pay interest on such notes at the rate of 1.50% per annum on the principal face amount of the notes. The indenture modification obligates HMA to make additional cash payments to the holders of such notes, referred to as non-put payments, in an amount equal to 2.875% per annum on the principal face amount of the notes. Accordingly, under the amended indenture, holders of HMA’s 1.50% Convertible Senior Subordinated Notes due 2023 will receive total annual payments of 4.375% of the principal face amount of notes outstanding. In addition, the notes will not be subject to a call provision by the Company, in whole or in part at its option, until August 5, 2010.

As previously announced on June 23, 2006, HMA’s Board of Directors approved a program to repurchase up to $250 million of HMA’s common stock. However, in conjunction with the above-described modification to the terms of the indenture governing HMA’s 1.50% Convertible Senior Subordinated Notes due 2023, HMA suspended its share repurchase program until August 2, 2006. HMA intends to resume the repurchase program on August 2, 2006. Upon resuming its share repurchase program, purchases will be made from time to time in the open market and will continue until HMA has either repurchased $250 million of its common stock or decides to terminate the program. Prior to the suspension of the share repurchase program, HMA had repurchased 500,000 shares.

HMA’s senior management team will discuss HMA’s second quarter performance in greater detail on a live conference call and audio webcast later this morning. All interested investors are invited to access the webcast at 12:30 p.m. EDT, via HMA’s website located at www.hma-corp.com or via www.streetevents.com or join the conference call by dialing 877-476-3476. A copy of the audio webcast, along with any related information that HMA may be required to provide pursuant to Securities and Exchange Commission rules, will be archived on HMA’s website under the heading “Investor Relations.”

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Health Management Associates, Inc./Page 4

HMA owns and operates general acute care hospitals in non-urban communities located throughout the United States. Upon completion of the previously announced transaction to sell the 125-bed Southwest Regional Medical Center, the 103-bed Summit Medical Center, and the 76-bed Williamson Memorial Hospital, HMA will operate 59 hospitals in 14 states with approximately 8,513 licensed beds.

All references to “HMA” or the “Company” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenue, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables attached)

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net patient service revenue	$1,022,006	$925,844	$2,054,666	$1,834,003
Gains on sales of assets and insurance recoveries	—	19,039	—	19,039

Total revenue	1,022,006	944,883	2,054,666	1,853,042

Costs and expenses:
Salaries and benefits	408,061	351,852	813,844	705,536
Supplies	142,248	132,322	287,626	261,675
Other operating	175,729	153,172	354,565	293,557
Provision for doubtful accounts	91,206	104,947	174,982	167,963
Depreciation and amortization	45,391	38,805	89,169	75,836
Rent expense	21,284	19,559	41,676	37,129
Interest, net	11,305	2,852	19,707	6,667
Write-off of deferred financing costs	—	—	4,628	—

Total costs and expenses	895,224	803,509	1,786,197	1,548,363

Income from continuing operations before minority interests and income taxes	126,782	141,374	268,469	304,679
Minority interests in earnings of consolidated entities	(1,077)	(838)	(1,735)	(1,737)

Income from continuing operations before income taxes	125,705	140,536	266,734	302,942
Provision for income taxes	(48,560)	(53,781)	(102,826)	(115,923)

Income from continuing operations	77,145	86,755	163,908	187,019
Income (loss) from discontinued operations, net of income taxes	160	17	610	(484)

Net Income	$77,305	$86,772	$164,518	$186,535

Basic net income (loss) per share:
Continuing operations	$0.32	$0.35	$0.68	$0.76
Discontinued operations	—	—	—	—

Basic net income per share	$0.32	$0.35	$0.68	$0.76

Diluted net income (loss) per share:
Continuing operations	$0.32	$0.35	$0.68	$0.75
Discontinued operations	—	—	—	—

Diluted net income per share	$0.32	$0.35	$0.68	$0.75

Weighted average number of shares outstanding:
Basic shares outstanding	240,842	246,785	240,765	246,011
Add: Employee stock options	2,713	3,863	2,720	3,857
Convertible debt	6	6	6	6

Diluted shares outstanding	243,561	250,654	243,491	249,874

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	June 30, 2006	December 31, 2005
Assets
Current Assets:
Cash and cash equivalents	$156,458	$137,259
Accounts receivable, net	776,212	706,215
Other current assets	231,118	217,269
Property, plant and equipment, net	2,344,414	2,084,963
Restricted funds	54,306	45,700
Other assets	988,557	964,132

	$4,551,065	$4,155,538

Liabilities and Stockholders’ Equity
Current liabilities	$616,880	$1,005,855
Deferred income taxes	161,051	131,112
Other long-term liabilities and minority interests	153,045	132,282
Long-term debt	1,204,167	611,241
Stockholders’ equity	2,415,922	2,275,048

	$4,551,065	$4,155,538

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Same Hospitals*
Occupancy	43.4%	44.5%	47.1%	48.4%
Patient Days	321,624	327,324	629,567	641,749
Admissions	75,177	75,985	144,797	147,724
Adjusted Admissions	128,209	128,367	243,466	246,486
Average length of stay	4.3	4.3	4.3	4.3
Total surgeries	68,724	68,398	130,126	127,604
Outpatient Revenue percentage	49.7%	49.5%	49.9%	47.3%
Inpatient Revenue percentage	50.3%	50.5%	50.1%	52.7%

Total Hospitals*
Occupancy	44.3%	45.5%	47.3%	48.5%
Patient Days	347,238	342,392	729,735	709,227
Admissions	78,219	76,088	162,670	156,771
Adjusted Admissions	134,721	128,666	274,782	259,529
Average length of stay	4.4	4.5	4.5	4.5
Total surgeries	72,386	69,316	144,911	135,398
Outpatient Revenue percentage	49.8%	49.3%	50.4%	47.6%
Inpatient Revenue percentage	50.2%	50.7%	49.6%	52.4%

*	Continuing Operations

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$164,518	$186,535
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Depreciation and amortization	89,169	75,836
Provision for doubtful accounts	174,982	167,963
Stock-based compensation	9,634	1,800
Minority interests in earnings of consolidated entities	1,735	1,737
Gains on sales of assets and insurance recoveries, net	(2,012)	(19,152)
Write-off of deferred financing costs	4,628	—
Change in deferred income taxes	(17,815)	16,431
Changes in assets and liabilities of continuing operations, net of the effects of acquisitions:
Accounts receivable	(244,535)	(180,147)
Supplies, prepaid expenses and other assets	31,052	(6,225)
Deferred charges and other long-term assets	11,081	14,016
Accounts payable	29,092	25,170
Accrued expenses and other current liabilities	17,128	(22,262)
Other long-term liabilities	7,185	21,357
Equity compensation excess tax benefit	(38)	—
(Income) loss from discontinued operations, net of income taxes	(610)	484

Net cash provided by continuing operating activities	275,194	283,543

Cash flows from investing activities:
Acquisitions, net of cash acquired and purchase price of adjustments	(182,566)	(321,766)
Additions to property, plant and equipment	(177,607)	(160,700)
Proceeds from sales of assets and insurance recoveries	4,338	26,238
Increase in restricted funds, net	(20,228)	(10,559)

Net cash used in investing activities	(376,063)	(466,787)

Cash flows from financing activities:
Proceeds from long-term debt	831,707	181,713
Principal payments on debt and capital lease obligations	(684,893)	(104,922)
Purchases of treasury stock	(1,181)	—
Proceeds from issuances of common stock	5,200	43,254
Payments of financing costs	(494)	(2,036)
Cash distributions to minority interests	(1,896)	(667)
Equity compensation excess tax benefit	38	—
Payments of cash dividends	(28,880)	(18,832)

Net cash provided by financing activities	119,601	98,510

Net increase (decrease) in cash and cash equivalents before discontinued operations	18,732	(84,734)
Net increase (decrease) in cash and cash equivalents from discontinued operations
Operating activities	824	1,568
Investing activities	(357)	(66)

Net increase (decrease) in cash and cash equivalents	19,199	(83,232)
Cash and cash equivalents at beginning of period	137,259	192,443

Cash and cash equivalents at end of period	$156,458	$109,211

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006 (b)	2005(a)(b)	2006 (b)	2005(a)(b)
Total revenue	$1,022,006	$944,883	$2,054,666	$1,853,042

Less acquisitions, corporate and other	(62,579)	(23,171)	(257,477)	(142,092)

Same hospital net patient service revenue	$959,427	$921,712	$1,797,189	$1,710,950

Income before income taxes	$125,705	$140,536	$266,733	$302,942

Add:
Interest, net	11,305	2,852	19,707	6,667
Depreciation and amortization	45,391	38,805	89,169	75,836
Write-off of deferred financing costs	—	—	4,628	—

EBITDA	182,401	182,193	380,237	385,445

Adjustment for acquisitions, corporate and other	8,890	27,260	5,934	33,969

Same hospital EBITDA	$191,291	$209,453	$386,171	$419,414

Same hospital EBITDA margins = Same hospital EBITDA / same hospital net patient service revenue (c)	19.9%	22.7%	21.5%	24.5%

(a)	Includes $19.0 million of revenue from insurance recoveries and gain on sale of assets. This item is not included in the same hospital figures.
(b)	Continuing operations.
(c)	EBITDA is defined as earnings, before interest, deferred financing cost write-offs, taxes, depreciation and amortization. EBITDA margin is defined as EBITDA divided by total revenue. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles in the United States, commonly known as GAAP, and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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